Exhibit 10.1

THIRD AMENDMENT TO REVOLVING CREDIT AND SECURITY AGREEMENT

This Third Amendment to Revolving Credit and Security Agreement, effective as of the 30th day of November, 2013, by and among Horsehead Corporation, a Delaware corporation (“Horsehead”), Horsehead Metal Products, Inc., a North Carolina corporation (“Horsehead Metal”), Horsehead Zinc Powders, LLC, a Delaware limited liability company (Horsehead Zinc, together with Horsehead and Horsehead Metal, collectively, the “Borrower”), Horsehead Holding Corp., a Delaware corporation (“Holding”), Chestnut Ridge Railroad Corp., a Delaware corporation (“Chestnut Ridge”, together with Holding, each a “Guarantor and collectively, the “Guarantors”), the financial institutions party hereto (collectively, the “Lenders” and individually a “Lender”) and PNC Bank, National Association (“PNC”), as agent for the Lenders (PNC, in such capacity, the “Agent”) (the “Third Amendment”).

W I T N E S S E T H:

WHEREAS, Horsehead, Holding, the Lenders party thereto and the Agent entered into that certain Revolving Credit and Security Agreement, dated September 28, 2011, as amended by that certain:  (i) First Amendment to Revolving Credit and Security Agreement, dated July 26, 2012, by and among Horsehead, Holding, Chestnut Ridge, the Lenders party thereto and the Agent; and (ii) Second Amendment to Revolving Credit and Security Agreement, dated October 24, 2012, by and among Horsehead, Holding, Chestnut Ridge, Horsehead Metal, the Lenders party thereto and the Agent (as further amended, modified, supplemented or restated from time to time, the “Credit Agreement”), pursuant to which, among other things, the Lenders agreed to extend credit to Horsehead; and

WHEREAS, Borrower and the Guarantors desire to amend certain provisions of the Credit Agreement including, without limitation, the joinder by Horsehead Zinc Powders as a Borrower thereunder and the conversion of Horsehead Metal from a Guarantor to a Borrower thereunder, and the Agent and the Lenders desire to permit such amendments pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1. All capitalized terms used herein which are defined in the Credit Agreement shall have the same meaning herein as in the Credit Agreement unless the context clearly indicates otherwise.

2. The preamble of the Credit Agreement is hereby deleted in its entirety and in its stead is inserted the following:

Revolving Credit and Security Agreement originally dated September 28, 2011, among Horsehead Corporation, a Delaware corporation (“Horsehead”), Horsehead Metal Products, Inc., a North Carolina corporation (“Horsehead Metal”), Horsehead Zinc Powders, LLC, a Delaware limited liability company (“Horsehead Zinc Powders”, and together with Horsehead and Horsehead Metal, collectively, the “Borrower”), the Guarantors (as hereinafter defined), the financial institutions which are now or which hereafter become a party hereto (collectively, the “Lenders” and individually a “Lender”) and PNC Bank, National Association (“PNC”), as agent for the Lenders (PNC, in such capacity, the “Agent”).

3. Section 1.2 of the Credit Agreement is hereby amended by inserting the following definitions in their entirety in their proper alphabetical order:

“CEA” shall mean the Commodity Exchange Act (7 U.S.C.§1 et seq.), as amended from time to time, and any successor statute.

“CFTC” shall mean the Commodity Futures Trading Commission.

“Covered Entity” shall mean (a) each Borrower, each of Borrower’s Subsidiaries, all Guarantors and all pledgors of Collateral and (b) each Person that, directly or indirectly, is in control of a Person described in clause (a) above.  For purposes of this definition, control of a Person shall mean the direct or indirect (x) ownership of, or power to vote, 25% or more of the issued and outstanding equity interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for such Person, or (y) power to direct or cause the direction of the management and policies of such Person whether by ownership of equity interests, contract or otherwise.

“Eligibility Date” shall mean, with respect to each Borrower and Guarantor and each Swap, the date on which this Agreement or any Other Document becomes effective with respect to such Swap (for the avoidance of doubt, the Eligibility Date shall be the Effective Date of such Swap if this Agreement or any Other Document is then in effect with respect to such Borrower or Guarantor, and otherwise it shall be the Effective Date of this Agreement and/or such Other Document(s) to which such Borrower or Guarantor is a party).

“Eligible Contract Participant” shall mean an “eligible contract participant” as defined in the CEA and regulations thereunder.

“Excluded Hedge Liability or Liabilities” shall mean, with respect to each Borrower and Guarantor, each of its Swap Obligations if, and only to the extent that, all or any portion of this Agreement or any Other Document that relates to such Swap Obligation is or becomes illegal under the CEA, or any rule, regulation or order of the CFTC, solely by virtue of such Borrower’s and/or Guarantor’s failure to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap. Notwithstanding anything to the contrary contained in the foregoing or in any other provision of this Agreement or any Other Document, the foregoing is subject to the following provisos: (a) if a Swap Obligation arises under a master agreement governing more than one Swap, this definition shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guaranty or security interest is or becomes illegal under the CEA, or any rule, regulations or order of the CFTC, solely as a result of the failure by such Borrower or Guarantor for any reason to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap; (b) if a guarantee of a Swap Obligation would cause such obligation to be an Excluded Hedge Liability but the grant of a security interest would not cause such obligation to be an Excluded Hedge Liability, such Swap Obligation shall constitute an Excluded Hedge Liability for purposes of the guaranty but not for purposes of the grant of the security interest; and (c) if there is more than one Borrower or Guarantor executing this Agreement or the Other Documents and a Swap Obligation would be an Excluded Hedge Liability with respect to one or more of such Persons, but not all of them, the definition of Excluded Hedge Liability or Liabilities with respect to each such Person shall only be deemed applicable to (i) the particular Swap Obligations that constitute Excluded Hedge Liabilities with respect to such Person, and (ii) the particular Person with respect to which such Swap Obligations constitute Excluded Hedge Liabilities.

“Horsehead” shall have the meaning set forth in the preamble to this Agreement.

“Horsehead Zinc Powders” shall have the meaning set forth in the preamble to this Agreement.

“Non-Qualifying Party” shall mean any Borrower or any Guarantor that on the Eligibility Date fails for any reason to qualify as an Eligible Contract Participant.

“Qualified ECP Loan Party” shall mean each Borrower or Guarantor that on the Eligibility Date is (a) a corporation, partnership, proprietorship, organization, trust, or other entity other than a “commodity pool” as defined in Section 1a(10) of the CEA and CFTC regulations thereunder that has total assets exceeding $10,000,000 or (b) an Eligible Contract Participant that can cause another person to qualify as an Eligible Contract Participant on the Eligibility Date under Section 1a(18)(A)(v)(II) of the CEA by entering into or otherwise providing a “letter of credit or keepwell, support, or other agreement” for purposes of Section 1a(18)(A)(v)(II) of the CEA.

“Reportable Compliance Event” shall mean that any Covered Entity becomes a Sanctioned Person, or is charged by indictment, criminal complaint or similar charging instrument, arraigned, or custodially detained in connection with any Anti-Terrorism Law or any predicate crime to any Anti-Terrorism Law, or has knowledge of facts or circumstances to the effect that it is reasonably likely that any aspect of its operations is in actual or probable violation of any Anti-Terrorism Law.

“Sanctioned Country” shall mean a country subject to a sanctions program maintained under any Anti-Terrorism Law.

“Sanctioned Person” shall mean any individual person, group, regime, entity or thing listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred person, group, regime, entity or thing, or subject to any limitations or prohibitions (including but not limited to the blocking of property or rejection of transactions), under any Anti-Terrorism Law.

“Swap” shall mean any “swap” as defined in Section 1a(47) of the CEA and regulations thereunder, other than (a) a swap entered into, or subject to the rules of, a board of trade designated as a contract market under Section 5 of the CEA, or (b) a commodity option entered into pursuant to CFTC Regulation 32.3(a).

“Swap Obligation” means any obligation to pay or perform under any agreement, contract or transaction that constitutes a Swap which is also a Lender-Provided Interest Rate Hedge.

“Third Amendment Closing Date” shall mean November 30, 2013.

4. The definition of “Obligations” in Section 1.2 of the Credit Agreement is hereby amended to add the following sentence to the end thereof:

Notwithstanding anything to the contrary contained in the foregoing, the Obligations shall not include any Excluded Hedge Liabilities.

5. Section 1.2 of the Credit Agreement is hereby amended by deleting the following definitions in their entirety and in their stead inserting the following:

“Anti-Terrorism Laws” shall mean any Laws relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering or bribery, and any regulation, order, or directive promulgated, issued or enforced pursuant to such Laws, all as amended, supplemented or replaced from time to time.

“Change of Ownership” shall mean (a) one hundred percent (100%) of the Equity Interests of Horsehead is no longer owned or controlled by Holding, (b) one hundred percent (100%) of the Equity Interests of any Subsidiary of Horsehead (other than Horsehead Zinc Recycling, LLC, a South Carolina limited liability company (“Horsehead Zinc”)) is no longer owned or controlled by Horsehead, (c) ninety-nine percent (99%) of the Equity Interests of Horsehead Zinc is no longer owned or controlled by Horsehead or (d) any merger, consolidation or sale of substantially all of the property or assets of any Borrower Party.  For purposes of this definition, “controlled by” shall mean the power of any person, direct or indirect (i) to vote one hundred percent (100%) or more of the Equity Interests having ordinary voting power for the election of directors (or the individuals performing similar functions) of any Person or (ii) to direct or cause the direction of the management and policies of any Person by contract or otherwise.

“Guarantor” or “Guarantors” shall mean, singularly or collectively, as the context may require, Holding, Chestnut Ridge, each Person which joins this Agreement as a Guarantor after the date hereof pursuant to Section 15.18 and any other Person who may hereafter guarantee payment or performance of the whole or any part of the Obligations and shall extend to all permitted successors and assigns of such Persons.

“Guaranty” shall mean (i) the Guaranty and Suretyship Agreement made by Holding in favor of Agent for its benefit and for the ratable benefit of Lenders, (ii) the Guaranty and Suretyship Agreement made by Chestnut Ridge in favor of Agent for its benefit and for the ratable benefit of Lenders, and (iii) any other guaranty of the obligations of Borrower executed by a Guarantor in favor of Agent for its benefit and for the ratable benefit of Lenders, in form and substance satisfactory to Agent, in each case together with all amendments, supplements, modifications, substitutions and replacements thereto and thereof, and “Guarantees” means collectively, all such Guarantees.

“Horsehead Metal” shall have the meaning set forth in the preamble to this Agreement.

“Pledge Agreement” shall mean (i) the Pledge Agreement dated the Closing Date made by Holding to Agent for the benefit of Lenders, with respect to all of the issued and outstanding capital stock of the Borrower, (ii) the Pledge Agreement, dated the First Amendment Closing Date, made by Horsehead to Agent for the benefit of Lenders, with respect to all of the issued and outstanding capital stock of Chestnut Ridge, (iii) the Pledge Agreement, dated the Second Amendment Closing Date, made by Horsehead to Agent for the benefit of Lenders, with respect to all of the issued and outstanding capital stock of Horsehead Metal, (iv) the Pledge Agreement, dated the Third Amendment Closing Date, made by Horsehead to Agent for the benefit of Lenders, with respect to all of the issued and outstanding membership interests of Horsehead Zinc Powders, and (v) any other Pledge Agreement executed and delivered by any Loan Party to Agent for the benefit of Lenders with respect to the Subsidiary Stock, in each case together with all amendments, supplements, modifications, substitutions and replacements thereto and thereof, and “Pledge Agreements” means collectively, all such Pledge Agreements.

6. Section 1.4 of the Credit Agreement is hereby amended to add the following sentences to the end thereof:

All references to the term “Borrower” or “the Borrower” contained in the Agreement refer individually and collectively to Horsehead, Horsehead Metals, Horsehead Zinc Powders and any other Person that becomes a Borrower under this Agreement after the Third Amendment Closing Date.  Each Borrower shall be jointly and severally bound by the terms hereof.  Without limiting the generality of the foregoing, each Borrower hereby acknowledges and agrees that any and all actions, inactions or omissions by any one or more, or all, of such Borrowers in connection with, related to or otherwise affecting this Agreement or any of the Other Documents are the obligations of, and inure to and are binding upon, each Borrower, jointly and severally.

7. The following new Section 6.11 is hereby added to the Credit Agreement, immediately after Section 6.10:

6.11           Keepwell.

If it is a Qualified ECP Loan Party, then jointly and severally, together with each other Qualified ECP Loan Party, hereby absolutely unconditionally and irrevocably (a) guarantees the prompt payment and performance of all Swap Obligations owing by each Non-Qualifying Party (it being understood and agreed that this guarantee is a guaranty of payment and not of collection), and (b) undertakes to provide such funds or other support as may be needed from time to time by any Non-Qualifying Party to honor all of such Non Qualifying Party’s obligations under this Agreement or any Other Document in respect of Swap Obligations (provided, however, that each Qualified ECP Loan Party shall only be liable under this Section 6.11 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 6.11, or otherwise under this Agreement or any Other Document, voidable under applicable law, including applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount).  The obligations of each Qualified ECP Loan Party under this Section 6.11 shall remain in full force and effect until payment in full of the Obligations and termination of this Agreement and the Other Documents.  Each Qualified ECP Loan Party intends that this Section 6.11 constitute, and this Section 6.11 shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of each other Borrower and Guarantor for all purposes of Section 1a(18(A)(v)(II) of the CEA.

8. Section 10.6 of the Credit Agreement is hereby deleted in its entirety and in its stead is inserted the following:

10.6           Judgments.

Any judgment or judgments are rendered against the Loan Parties, singularly or collectively,(a) for an aggregate amount in excess of One Million and 00/100 Dollars ($1,000,000.00) and where, (i) enforcement proceedings shall have been commenced by a creditor upon such judgment or (ii) there shall be any period of thirty (30) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, shall not be in effect, or (b) where such judgment results in the creation of a Lien upon any of the Collateral (other than a Permitted Encumbrance);

9. Section 10.12 of the Credit Agreement is hereby deleted in its entirety and in its stead is inserted the following:

10.12           Cross Defaults – Indebtedness.

A default or event of default has occurred under any document under which there is any Indebtedness for borrowed money of any Loan Party in a principal amount outstanding in excess of Two Million Five Hundred Thousand and 00/100 Dollars ($2,500,000.00), if such default or event of default (a) is caused by a failure of a Loan Party to make a payment of principal or interest prior to the expiration of the applicable grace period provided in such document with respect to such Indebtedness, and such default or event of default permits the acceleration of such Indebtedness or the termination of any commitment to lend prior to the stated maturity thereof, or (b) results in the acceleration of such Indebtedness or the termination of any commitment to lend prior to the stated maturity thereof;

10. Section 10.13 of the Credit Agreement is hereby deleted in its entirety and in its stead is inserted the following:

10.13           Cross Defaults – Other Agreements.

A default or event of default has occurred under any agreement of any Loan Party to which it is a party, other than any default or event of default addressed under Section 10.12 hereof, which is continuing after the expiration of any applicable cure period, and which would reasonably be expected to have a Material Adverse Effect;

11. The last paragraph of Section 11.5 of the Credit Agreement is hereby deleted in its entirety and in its stead is inserted the following:

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; (ii) each of Lenders shall receive (so long as it is not a Defaulting Lender) an amount equal to its pro rata share (based on the proportion that the then outstanding Advances held by such Lender bears to the aggregate then outstanding Advances) of amounts available to be applied pursuant to clauses "FOURTH", "FIFTH" and "SIXTH" above;  (iii) to the extent that any amounts available for distribution pursuant to clause "FIFTH" above are attributable to the issued but undrawn amount of outstanding Letters of Credit, such amounts shall be held by Agent in a cash collateral account and applied (A) first, to reimburse the Issuer from time to time for any drawings under such Letters of Credit and (B) then, following the expiration of all Letters of Credit, to all other obligations of the types described in clauses "FIFTH" and "SIXTH" above in the manner provided in this Section 11.5; and (iv) notwithstanding anything to the contrary in this Section 11.5, no Swap Obligations of any Non-Qualifying Party shall be paid with amounts received from such Non-Qualifying Party under its Guaranty (including sums received as a result of the exercise of remedies with respect to such Guaranty) or from the proceeds of such Non-Qualifying Party’s Collateral if such Swap Obligations would constitute Excluded Hedge Liabilities, provided, however, that to the extent possible appropriate adjustments shall be made with respect to payments and/or the proceeds of Collateral from other Borrowers and/or Guarantors that are Eligible Contract Participants with respect to such Swap Obligations to preserve the allocation to Obligations otherwise set forth above in this Section 11.5.

12. The following new Section 15.19 is hereby added to the Credit Agreement, immediately after Section 15.18:

15.19           Joint and Several Obligations; Waiver of Subrogation.

(a)           All Obligations shall be joint and several, enforceable against each Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement or any other circumstances whatsoever, and each Borrower shall make payment upon the maturity of the Obligations by acceleration or otherwise, and such obligation and liability on the part of each Borrower shall in no way be affected by any extensions, renewals and forbearance granted by Agent or any Lender to any Borrower, failure of Agent or any Lender to give any Borrower notice of borrowing or any other notice, any failure of Agent or any Lender to pursue or preserve its rights against any Borrower, the release by Agent or any Lender of any Collateral now or thereafter acquired from any Borrower, and such agreement by each Borrower to pay upon any notice issued pursuant thereto is unconditional and unaffected by prior recourse by Agent or any Lender to the other Borrowers or any Collateral for such Borrower's Obligations or the lack thereof.  Each Borrower waives all suretyship defenses.

(b)           Each Borrower expressly waives any and all rights of subrogation, reimbursement, indemnity, exoneration, contribution of any other claim which such Borrower may now or hereafter have against the other Borrowers or other Person directly or contingently liable for the Obligations hereunder, or against or with respect to the other Borrowers' property (including, without limitation, any property which is Collateral for the Obligations), arising from the existence or performance of this Agreement, until termination of this Agreement and repayment in full of the Obligations.

13. The following new Section 15.20 is hereby added to the Credit Agreement, immediately after Section 15.19:

15.20           Anti-Terrorism Laws.

(a)           Each Loan Party represents and warrants that (i) no Covered Entity is a Sanctioned Person and (ii) no Covered Entity, either in its own right or through any third party, (A) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (B) does business in or with, or derives any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; or (C) engages in any dealings or transactions prohibited by any Anti-Terrorism Law.

(b)           Each Loan Party covenants and agrees that (i) no Covered Entity will become a Sanctioned Person, (ii) no Covered Entity, either in its own right or through any third party, will (A) have any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (B) do business in or with, or derive any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; (C) engage in any dealings or transactions prohibited by any Anti-Terrorism Law or (D) use the Advances to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law, (iii) the funds used to repay the Obligations will not be derived from any unlawful activity, (iv) each Covered Entity shall comply with all Anti-Terrorism Laws and (v) Borrower shall promptly notify the Agent in writing upon the occurrence of a Reportable Compliance Event.

14. Schedules 5.2(a), 5.2(b), 5.4, 5.6, 5.9 and 7.7 to the Credit Agreement are hereby deleted in their entirety and in their stead, respectively, are inserted Schedules 5.2(a), 5.2(b), 5.4, 5.6, 5.9 and 7.7 attached hereto as Exhibit A.

15. Exhibits 1.2 and 15.3 to the Credit Agreement are hereby deleted in their entirety and in their stead, respectively, are inserted Exhibits 1.2 and 15.3 attached hereto as Exhibit B.

16. New Borrowers

(a)  Horsehead Zinc Powders hereby confirms that (i) in accordance with the amendments to the Credit Agreement set forth above, it becomes a party to the Credit Agreement as a Borrower and assumes all the obligations of a Borrower thereunder pursuant to the terms and conditions thereof and (ii) as a consequence of its inclusion as a Borrower under the Credit Agreement, (y) it also becomes a Grantor under the Credit Agreement and assumes all the obligations of a Grantor thereunder pursuant to the terms and conditions thereof and (z) pursuant to Section 4.1 of the Credit Agreement, it assigns, pledges and grants to Agent for its benefit and for the ratable benefit of each Lender a continuing security interest in and to and Lien on all of its Collateral, whether now owned or existing or hereafter acquired or arising and wheresoever located to secure the prompt payment and performance to Agent and each Lender of the Obligations.

(b)  Horsehead Metal hereby confirms that in accordance with the amendments to the Credit Agreement set forth above, it converts from a Guarantor to a Borrower and assumes all the obligations of a Borrower under the Credit Agreement pursuant to the terms and conditions thereof.

17. The provisions of Section 2 through and including Section 16 of this Third Amendment shall not become effective until the Agent has received the following, each in form and substance acceptable to the Agent:

(a)	this Third Amendment, duly executed by Borrower, the Guarantors, the Lenders and the Agent;

(b)	payment of all fees and expenses owed to the Lenders, the Agent and the Agent’s counsel in connection with the Credit Agreement and this Third Amendment;

(c)	the documents and conditions listed in the Preliminary Closing Agenda set forth on Exhibit C attached hereto and made a part hereof; and

(d)	such other documents as may be reasonably requested by the Agent.

18. The Loan Parties hereby reconfirm and reaffirm all representations and warranties, agreements and covenants made by and pursuant to the terms and conditions of the Credit Agreement, except as such representations and warranties, agreements and covenants may have heretofore been amended, modified or waived in writing in accordance with the Credit Agreement, as set forth in this Third Amendment or to the extent and for so long as any applicable, representation, warranty, agreement or covenant is directly or indirectly modified by the Agent's (for itself and on behalf of the Lenders) entering into the Intercreditor Agreement, and except any such representations or warranties made as of a specific date or time, which shall have been true and correct in all material respects as of such date or time.

19. The Loan Parties acknowledge and agree that each and every document, instrument or agreement which at any time has secured payment of the Obligations including, but not limited to, the Credit Agreement, the IP Security Agreement and the Mortgages continue to secure prompt payment when due of the Obligations.

20. The Loan Parties hereby represent and warrant to the Lenders and the Agent that (i) the Loan Parties have the legal power and authority to execute and deliver this Third Amendment; (ii) the officers of the Loan Parties executing this Third Amendment have been duly authorized to execute and deliver the same and bind the Loan Parties with respect to the provisions hereof; (iii) the execution and delivery hereof by the Loan Parties and the performance and observance by the Loan Parties of the provisions hereof and of the Credit Agreement and all documents executed or to be executed therewith, do not violate or conflict with the organizational documents of the Loan Parties or any law applicable to the Loan Parties or result in a breach of any provision of or constitute a default under any other agreement, instrument or document binding upon or enforceable against the Loan Parties and (iv) this Third Amendment, the Credit Agreement and the documents executed or to be executed by the Loan Parties in connection herewith or therewith constitute valid and binding obligations of the Loan Parties in every respect, enforceable in accordance with their respective terms.

21. The Loan Parties represent and warrant that (i) no Event of Default exists under the Credit Agreement, nor will any occur as a result of the execution and delivery of this Third Amendment or the performance or observance of any provision hereof; and (ii) they presently have no claims or actions of any kind at law or in equity against the Lenders or the Agent arising out of or in any way relating to the Credit Agreement or the Other Documents.

22. Each reference to the Credit Agreement that is made in the Credit Agreement or any other document executed or to be executed in connection therewith shall hereafter be construed as a reference to the Credit Agreement as amended hereby.

23. The agreements contained in this Third Amendment are limited to the specific agreements contained herein.  Except as amended hereby, all of the terms and conditions of the Credit Agreement and the Other Documents shall remain in full force and effect.  This Third Amendment amends the Credit Agreement and is not a novation thereof.

24. This Third Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts each of which, when so executed, shall be deemed to be an original, but all such counterparts shall constitute but one and the same instrument.

25. This Third Amendment shall be governed by, and shall be construed and enforced in accordance with, the Laws of the Commonwealth of Pennsylvania without regard to the principles of conflicts of law thereof.  The Loan Parties hereby consent to the jurisdiction and venue of any federal or state court located in the Commonwealth of Pennsylvania with respect to any suit arising out of or mentioning this Third Amendment.

[INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, and intending to be legally bound, the parties hereto, have caused this Third Amendment to be duly executed by their duly authorized officers on the day and year first above written.

BORROWERS:

Horsehead Corporation

By: /s/ James M. Hensler (SEAL)
Name: James M. Hensler
Title: President and Chief Executive Officer

Horsehead Metal Products, Inc.

By: /s/ James M. Hensler (SEAL)
Name: James M. Hensler
Title: President and Chief Executive Officer

Horsehead Zinc Powders, LLC

By: /s/ James M. Hensler (SEAL)
Name: James M. Hensler
Title: President and Chief Executive Officer

GUARANTORS:

Horsehead Holding Corp.

By: /s/ James M. Hensler (SEAL)
Name: James M. Hensler
Title: President and Chief Executive Officer

Chestnut Ridge Railroad Corp.

By: /s/ James M. Hensler (SEAL)
Name: James M. Hensler
Title: President and Chief Executive Officer

AGENT AND LENDER:

PNC Bank, National Association

By: /s/ Douglas Hoffman
Name: Douglas Hoffman
Title: Vice President

EXHIBIT A

UPDATED CREDIT AGREEMENT SCHEDULES

[See Attached]

EXHIBIT B

UPDATED EXHIBITS TO CREDIT AGREEMENT

[See Attached]

EXHIBIT C

PRELIMINARY CLOSING AGENDA

[See Attached]